Exhibit 99.1

RHOMBUS MERGER CORPORATION

ANNOUNCES RECEIPT OF THE

REQUISITE CONSENTS AND PRICING OF

THE TENDER OFFER FOR THE NOTES OF RYERSON INC.

CHICAGO — October 4, 2007 – Rhombus Merger Corporation (the “Purchaser”), a wholly owned subsidiary of Rhombus Holding Corporation (“Parent”) announced today the results to date and pricing terms of its previously announced tender offer and consent solicitation (together, the “Offer”) for the 8-1/4% Senior Notes due 2011 of Ryerson Inc. (“Ryerson”) (CUSIP No. 78375PAG2) (the “Notes”). Purchaser was formed solely for the purpose of merging with and into Ryerson, which will be the surviving corporation of the merger and a wholly owned subsidiary of Parent.

As of 5:00 p.m., New York City time, on October 4, 2007 (the “Consent Payment Deadline”), tenders and consents had been received from holders of $145.1 million (96.7%) in aggregate principal amount of the Notes. Accordingly, the requisite consents to adopt the proposed amendments to the indenture governing the Notes have been received. Subject to the conditions of the Offer being satisfied or waived, a supplemental indenture effecting the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement, dated September 21, 2007 (the “Offer to Purchase”), will be executed.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Payment Deadline is $1,080.11, which includes a consent payment of $30.00 per $1,000 principal amount of Notes validly tendered and not withdrawn. The total consideration was determined by reference to a fixed spread of 50 basis points over the yield, based on the bid price, of the 3.375% U.S. Treasury Note due December 15, 2008, which was calculated at 2:00 p.m., New York City time, today. The Reference Yield and the Offer Yield, as such terms are used in the Offer to Purchase, are 4.062% and 4.562%, respectively.

The Purchaser’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer is subject to the satisfaction of certain conditions including: (1) the consummation of the merger of Purchaser with and into Ryerson; (2) concurrent financing; and (3) certain other customary conditions.

Assuming all conditions to the Offer are satisfied or waived, the Company expects the initial payment date for the Offer to be on or about October 19, 2007, on which date the Company will accept for purchase all Notes tendered at least one business day prior to such acceptance date. Holders of such Notes will receive accrued and unpaid interest on such Notes up to, but not including, the initial payment date. Holders of Notes validly tendered on or after the initial payment date, but before the Expiration Date (defined below), will receive accrued and unpaid interest on the Notes up to, but not including, the final payment date, which is expected to be on or promptly following the Expiration Date. The Offer is scheduled to expire at 8:00 a.m., New York City time, on October 22, 2007 (the “Expiration Date”).

Holders tendering their Notes after the Consent Payment Deadline but on or prior to the Expiration Date for the Offer and such Notes are accepted for purchase will receive the Tender Offer Consideration as defined in the Offer to Purchase, but will not receive the Consent Payment.

The complete terms and conditions of the Offer are described in the Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the Offer, at (212) 430-3774 (collect) or (866) 807-2200 (U.S. toll-free). Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offer. Additional information concerning the Offer may be obtained by contacting Banc of America

Securities LLC, High Yield Special Products, at (704) 388-9217 (collect) or (888) 292-0070 (U.S. toll-free).

This press release is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.